Exhibit 4(a).24

AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT (the “Amendment”) is entered into this 18 th day of June, 2010 by and between CDC Corporation, a company organized and existing under the laws of the Cayman Islands (“CDC” or the “Company”) and CDC Delaware Corp., a corporation organized under the laws of the State of Delaware (“CDC Delaware”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, the Company issued an aggregate of $168.0 million in face value of 3.75% Senior Exchangeable Convertible Note(s) due 2011 (the “Convertible Notes”) pursuant to a Note Purchase Agreement dated November 10, 2006 (“NPA”) by and among, inter alia, the Company and certain Investors;

WHEREAS, CDC Delaware has acquired an aggregate of $126.775 million in face value of Convertible Notes, of which $124.775 million remain issued, outstanding and held by CDC Delaware (collectively, the “CDC Delaware Notes”);

WHEREAS, as of the date hereof, the total aggregate amount of Convertible Notes issued and outstanding is $166.0 million;

WHEREAS, the CDC Delaware Notes represent 75.16% of the total aggregate amount of the outstanding Convertible Notes; and

WHEREAS, CDC Delaware is the holder of a Majority in Interest of the Convertible Notes as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged and agreed, the Parties agree as follows:

Section 1. Definitions and Principles of Construction.

1.1 Defined Terms. Any term not specifically defined herein shall have the meaning ascribed to it in the NPA or Convertible Notes, as applicable.

Section 2. Amendments.

2.1 The Parties hereby agree that the definition of “Termination Date” as set forth in the NPA be, and it hereby is, amended and restated as follows:

““Termination Date” means the earlier to occur of (i) the first date on which the aggregate principal amount of all Notes then outstanding and held by non-affiliates of CDC is less than twenty five percent (25%) of the aggregate principal amount of the Notes issued on the Closing Date and (ii) in the event that a Qualified IPO has occurred at least thirty (30) days prior to the three-year anniversary of the Closing Date, such three-year anniversary.”

2.2 The Parties hereby agree that the definition of “Software Facility” as set forth in the NPA be, and it hereby is, amended and restated as follows:

““Software Facility” means a credit facility to be made available to Software and/or its affiliates or Subsidiaries by Silicon Valley Bank or a comparable financial institution, the aggregate principal amount of which shall not exceed thirty million dollars (US$30,000,000) and shall not be guaranteed by the Company.”

Section 3. Effect of this Amendment.

3.1 Effect. This Amendment is entered into to supplement, amend, and modify the NPA and Convertible Notes, as such may be amended to date. This Amendment contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreements, representations, and warranties, written or oral, with respect to the same subject matter, but does not supersede the NPA or Convertible Notes, except as expressly set forth herein, and which shall continue to be effective and enforceable in accordance with their terms, as so amended.

3.2 Effective Date. This Amendment shall be effective as of and subsequent to, the date hereof.

3.3 Non-Consenting Noteholders. In accordance with Section 12(c) of the Convertible Notes, the amendments set forth herein shall apply to, and be binding upon, all issued and outstanding Convertible Notes, including any Convertible Notes held by a Holder who did not consent (such consent being evidenced by the signatures set forth herein) to the amendments set forth herein.

Section 4. Consent.

4.1 Consent to Amendments. By signing below, CDC Delaware, as a Holder of a Majority in Interest in the Convertible Notes, expressly consents to the amendments set forth herein.

* * * * * * * *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written.

CDC CORPORATION

By:	/s/ Matthew Lavelle
Name:	Matthew Lavelle
Title:	CFO

CDC DELAWARE CORP.

By:	/s/ Donald L. Novajosky
Name:	Donald L. Novajosky
Title:	Secretary

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